Exhibit 99.1

               Catalyst Semiconductor Reports 3rd Quarter Results

     SUNNYVALE, Calif.--(BUSINESS WIRE)--Feb. 24, 2005--Catalyst Semiconductor, Inc. (Nasdaq:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal third quarter ended January 31, 2005. The company also announced that its Board of Directors increased its share repurchase authorization by 500,000 shares to 3.5 million shares, of which 2.6 million shares have been acquired since the program began in 2001.
     For the fiscal third quarter ended January 31, 2005, Catalyst had net income of $107,000, or $0.01 per diluted share, on revenues of $13.7 million. This compares with net income of $2.4 million, or $0.12 per diluted share, on revenues of $16.9 million in the quarter ended January 31, 2004. In the quarter ended October 31, 2004, Catalyst reported net income of $1.0 million, or $0.05 per diluted share, on revenues of $15.6 million.
     Net revenues for the quarter ended January 31, 2005 were $13.7 million, which represented a 19% decrease from net revenues in the quarter ended January 31, 2004 and a 12% decrease from net revenues of $15.6 million in the quarter ended October 31, 2004. The decrease in revenues was primarily attributable to a decrease in unit volumes and average selling prices for the company's EEPROM products and a decrease in unit volumes for the company's Flash products. Similar reduced demand and resultant pricing pressure has been reported by many companies in the semiconductor market recently. Revenues from the company's new family of analog/mixed signal products were $727,000, or 5.3% of revenues, in the quarter ended January 31, 2005, compared with $305,000, or 1.8% of revenues, in the quarter ended January 31, 2004 and $545,000, or 3.5% of revenues, in the quarter ended October 31, 2004.
     Gross margin for the quarter ended January 31, 2005 was 38.4%, compared to 46.0% for the quarter ended January 31, 2004 and 40.8% for the quarter ended October 31, 2004. The decrease was primarily caused by a combination of competitive market conditions and higher cost inventories purchased in 2004 when foundry capacity was tighter.
     Research & Development expenses were flat at $1.9 million compared to the quarters ended January 31, 2004 and October 31, 2004. Sales, General & Administrative expenses increased $379,000, or 13%, from the quarter ended January 31, 2004 and decreased $29,000, or 1%, from the quarter ended October 31, 2004. The increase from the previous year was principally attributable to an increase of $426,000 in consulting and outside accountant expenses due to our efforts to document our internal control systems in anticipation of the application of Section 404 of the Sarbanes-Oxley Act of 2002. The Company anticipates that such compliance-related expenses will continue at a similar level for the remainder of this fiscal year.
     Catalyst recorded an income tax provision of $50,000, or 32% of income before income taxes during the quarter ended January 31, 2005. This compares to an income tax provision of $534,000, or 18% in the quarter ended January 31, 2004 and an income tax provision of $216,000, or 18% on income before taxes in the quarter ended October 31, 2004. The tax provision recorded for the current quarter reflects an estimated year to date tax rate of 32%.

     Board Increases Share Repurchase Authorization

     As of January 31, 2005, Catalyst had cash, cash equivalents and short-term investments of $38.5 million, a decrease of $4.5 million compared to the previous quarter. The decrease was primarily due to the company's repurchase of 921,200 shares of the company's stock for an average purchase price of $5.24 per share, or $4.8 million in the aggregate. As of February 22, 2005, the company's cumulative stock repurchases under its open market repurchase program initially authorized in September 2001 had reached a total of 2.6 million shares at an average price of $3.61, or 9.4 million in the aggregate. On February 23, 2005, the Board of Directors increased the share repurchase authorization by 500,000 to 3.5 million shares.

     Management Comments & Outlook

     "Like the previous quarter, this was a challenging quarter for us because of the weaker demand for our memory products and the resulting price pressure," said Gelu Voicu, president and chief executive officer. "The combination of these market conditions with the shipment of higher priced inventories purchased earlier when fab capacities were tightening and wafer costs increasing, pushed our gross margin to 38.4%, down from the gross margins of the previous four fiscal quarters. We do not expect significant changes in these market conditions in the current quarter.
     "Nevertheless, we are very encouraged to see our analog/mixed signal product line resuming its growth momentum. We are seeing a broader range of design-in activities for our analog/mixed-signal products into video game consoles, digital cameras, cell phones and other portable devices. In fact, we expect revenue growth of our analog/mixed signal products to continue through the current quarter," said Voicu.

     Investor Conference Call

     Catalyst will conduct a conference call regarding the third fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.fulldisclosure.com, or by dialing 877-754-9851 (domestic only). International callers can dial 706-643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Pacific) on March 4, 2005 at the company's Web site or by dialing 800-642-1687 (domestic) or 706-645-9291 (international), entering reservation number 3992752 and following operator instructions.

     About Catalyst Semiconductor

     Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

     Forward-Looking Statements

     Certain statements in this press release, including statements regarding future market conditions, demand for our analog/mixed-signal products, increasing wafer costs, decreasing average selling prices, repurchases of Catalyst's common stock, and continuing expenses relating to regulatory compliance, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: declining market demand for Catalyst's new products; increased competition in the markets for Catalyst's new products; potential errors, latent defects, design flaws or other problems with Catalyst's new products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet demand for Catalysts' new products; timing, future development, and cost of Catalyst's new products; unpredictability and volatility of the price of Catalyst's common stock and the securities of other companies in the Catalyst's industry; the performance of and conditions in the United States and world financial markets; increased costs of regulatory compliance; difficulties in implementing an enterprise resource planning system in connection with our efforts to comply with the requirements of the Sarbanes-Oxley Act; and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                             January 31,    April 30,
                                                 2005         2004
                                             ----------- -------------
                   ASSETS
Current assets:
 Cash and cash equivalents                      $ 9,723       $17,245
 Short term investments                          28,747        16,564
 Accounts receivable, net                         8,269        12,547
 Inventories                                     11,902         6,960
 Deferred tax assets                              5,024         5,024
 Other assets                                       847           875
                                             ----------- -------------
     Total current assets                        64,512        59,215

 Property and equipment, net                      5,683         3,334
 Deferred tax assets                              4,098         4,098
 Other assets                                       127           218
                                             ----------- -------------
     Total assets                               $74,420       $66,865
                                             =========== =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                               $ 5,943       $ 5,016
 Accrued expenses                                 4,485         3,782
 Deferred gross profit on shipments to
  distributors                                    2,469         4,079
                                             ----------- -------------
     Total current liabilities                   12,897        12,877

Total stockholders' equity                       61,523        53,988
                                             ----------- -------------
     Total liabilities and stockholders'
      equity                                    $74,420       $66,865
                                             =========== =============


       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                     Three Months       Nine Months
                                         Ended             Ended
                                   ----------------- -----------------
                                   Jan. 31, Jan. 31, Jan. 31, Jan. 31,
                                     2005     2004     2005     2004
                                   ----------------- -----------------

Net revenue                        $13,680  $16,875  $45,995  $46,700

Cost of revenues                     8,432    9,108   25,712   28,795
                                   -------  -------  -------  -------
Gross profit                         5,248    7,767   20,283   17,905

Research and development             1,940    1,936    6,015    5,134
Selling, general and administration  3,363    2,984    9,913    8,515
                                   -------  -------  -------  -------
Operating income                       (55)   2,847    4,355    4,256

Net interest income                    212      108      505      282
                                   -------  -------  -------  -------
Income before income taxes             157    2,955    4,860    4,538

Income tax provision                    50      534    1,555      771
                                   -------  -------  -------  -------

Net income                         $   107  $ 2,421  $ 3,305  $ 3,767
                                   =======  =======  =======  =======

Net income (loss) per share:
    Basic                          $  0.01  $  0.15  $  0.19  $  0.23
                                   =======  =======  =======  =======

    Diluted                        $  0.01  $  0.12  $  0.17  $  0.19
                                   =======  =======  =======  =======

Weighted average common shares:
    Basic                           17,946   16,620   17,642   16,487
                                   =======  =======  =======  =======

    Diluted                         19,761   19,890   19,662   19,351
                                   =======  =======  =======  =======


     CONTACT: Catalyst Semiconductor, Inc.
              Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com